Exhibit 99.1

Hudson Technologies FIRST QUARTER revenues INCREASE 27% to $28.2 million; EPS of $0.09 pearl river, ny – May 4, 2016 – Hudson Technologies, Inc. (NASDAQ: HDSN) announced results for the first quarter ended March 31, 2016.

Revenues for the three months ended March 31, 2016 were $28.2 million, an increase of 27% compared to $22.1 million in the comparable 2015 period. The revenue increase in the quarter is primarily related to an increase in the price and volume of certain refrigerants. Gross margin improved to 27% in the first quarter of 2016 compared to 25% in the prior year period. Net income for the quarter was $2.9 million, or $0.09 per basic and diluted share, compared to net income of $1.9 million, or $0.06 per basic and diluted share, in the first quarter of 2015.

Kevin J. Zugibe, Chairman and Chief Executive Officer of Hudson Technologies commented, “We’re pleased to have gotten off to a strong start in the first quarter with solid revenue growth, improved margins and increased profitability. Our revenue increase in the quarter was related to a higher average selling price for certain refrigerants, including R-22. The price increase in R-22 is driven by the ongoing federally mandated phase-out of virgin production of R-22, which will ultimately be eliminated by 2020. The first quarter is typically characterized by ‘pre-sales’ ahead of the cooling season and we achieved our targeted volume growth rate this quarter.

“As we expected, gross margin improved in the first quarter of 2016. We believe that our gross margin will continue to be in the mid to upper twenty percent range throughout our nine-month refrigerant season, as we see improved pricing on HFCs (hydrofluorocarbons). Going forward, we anticipate HFC-based refrigerants will continue to be a volume growth area for our business and we do not expect to see the margin compression related to HFCs that we experienced during the 2015 sales season.”

Mr. Zugibe concluded, “We are anticipating further growth in reclamation, not just in response to the R-22 production phase-out but also related to the expected phase-out of next generation HFC-based refrigerants. The high global warming potential of HFCs, which are the replacement refrigerants for HCFCs such as R-22, has drawn increased concern from the worldwide community, resulting in HFCs also being targeted for phase out. As the largest reclaimer in the industry, with proprietary technology, a robust distribution network and long term relationships, we believe we are well positioned to assist our customers as they prepare for the ongoing changes in our marketplace.”

CONFERENCE CALL INFORMATION

The Company will host a conference call to discuss the first quarter results today, May 4, 2016 at 5:00 P.M. Eastern Time.

To access the live webcast, log onto the Hudson Technologies website at www.hudsontech.com, and click on “Investor Relations”. To participate in the call by phone, dial (877) 407-9205 approximately five minutes prior to the scheduled start time. International callers please dial (201) 689-8054.

A replay of the teleconference will be available until June 4, 2016 and may be accessed by dialing (877) 660-6853. International callers may dial (201) 612-7415. Callers should use conference ID: 13635398.

About Hudson Technologies

Hudson Technologies, Inc. is a leading provider of innovative solutions to recurring problems within the refrigeration industry. Hudson's proprietary RefrigerantSide® Services increase operating efficiency and energy savings, and remove moisture, oils and other contaminants frequently found in the refrigeration circuits of large comfort cooling and process refrigeration systems. Performed at a customer's site as an integral part of an effective scheduled maintenance program or in response to emergencies, RefrigerantSide® Services offer significant savings to customers due to their ability to be completed rapidly and at higher purity levels, and can be utilized while the customer's system continues to operate. In addition, the Company sells refrigerants and provides traditional reclamation services to the commercial and industrial air conditioning and refrigeration markets. For further information on Hudson, please visit the Company's web site at www.hudsontech.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Statements contained herein which are not historical facts constitute forward-looking statements.  Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, but are not limited to, changes in the laws and regulations affecting the industry, changes in the demand and price for refrigerants (including unfavorable market conditions adversely affecting the demand for, and the price of, refrigerants), the Company's ability to source refrigerants, regulatory and economic factors, seasonality, competition, litigation, the nature of supplier or customer arrangements that become available to the Company in the future, adverse weather conditions, possible technological obsolescence of existing products and services, possible reduction in the carrying value of long-lived assets, estimates of the useful life of its assets, potential environmental liability, customer concentration, the ability to obtain financing, any delays or interruptions in bringing products and services to market, the timely availability of any requisite permits and authorizations from governmental entities and third parties as well as factors relating to doing business outside the United States, including changes in the laws, regulations, policies, and political, financial and economic conditions, including inflation, interest and currency exchange rates, of countries in which the Company may seek to conduct business, the Company’s ability to successfully integrate any assets it acquires from third parties into its operations, and other risks detailed in the Company's 10-K for the year ended December 31, 2015 and other subsequent filings with the Securities and Exchange Commission.  The words "believe", "expect", "anticipate", "may", "plan", "should" and similar expressions identify forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.

Investor Relations Contact: John Nesbett/Jennifer Belodeau Institutional Marketing Services (IMS) (203) 972-9200 jnesbett@institutionalms.com	Company Contact: Brian F. Coleman, President & COO Hudson Technologies, Inc. (845) 735-6000 bcoleman@hudsontech.com

Hudson Technologies, Inc. and subsidiaries

Consolidated Income Statements

(unaudited)

(Amounts in thousands, except for share and per share amounts)

	Three month periods ended March 31,
	2016	2015

Revenues	$28,167	$22,103
Cost of sales	20,645	16,578
Gross profit	7,522	5,525

Operating expenses:
Selling and marketing	1,117	960
General and administrative	1,386	1,295
Total operating expenses	2,503	2,255

Operating income	5,019	3,270
Interest expense	271	207

Income before income taxes	4,748	3,063

Income tax expense	1,804	1,170

Net income	$2,944	$1,893

Net income per common share - Basic	$0.09	$0.06
Net income per common share - Diluted	$0.09	$0.06
Weighted average number of shares outstanding - Basic	32,888,659	32,333,443
Weighted average number of shares outstanding - Diluted	33,944,876	34,280,385

Hudson Technologies, Inc. and subsidiaries

Consolidated Balance Sheets

(Amounts in thousands, except for share and par value amounts)

	March 31	December 31,
	2016	2015
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,167	$1,258
Trade accounts receivable - net	15,840	4,414
Inventories	55,284	61,897
Deferred tax asset	376	376
Prepaid expenses and other current assets	3,728	1,524
Total current assets	76,395	69,469
Property, plant and equipment, less accumulated depreciation	7,216	7,536
Other assets	70	76
Deferred tax asset	1,562	3,287
Goodwill	856	856
Intangible assets, less accumulated amortization	3,634	3,787
Total Assets	$89,733	$85,011
Liabilities and Stockholders' Equity
Current liabilities:
Trade accounts payable	$3,799	$5,792
Accrued expenses and other current liabilities	2,668	3,018
Accrued payroll	256	1,577
Short-term debt and current maturities of long-term debt	26,141	20,573
Total current liabilities	32,864	30,960
Other liabilities	0	333
Long-term debt, less current maturities	4,212	4,293
Total Liabilities	37,076	35,586
Commitments and contingencies
Stockholders' equity:
Preferred stock, shares authorized 5,000,000:
Series A convertible preferred stock, $0.01 par value ($100 liquidation preference value); shares authorized 150,000; none issued or outstanding	0	0
Common stock, $0.01 par value; shares authorized 100,000,000; issued and outstanding 32,968,741 and 32,804,276	329	328
Additional paid-in capital	62,450	62,163
Accumulated deficit	(10,122)	(13,066)
Total Stockholders' Equity	52,657	49,425
Total Liabilities and Stockholders' Equity	$89,733	$85,011